CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 18th day of August, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial Owner(s) (collectively, "***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell and transfer the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller hereby agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1 The purchase price for the Work is One Million Six Hundred Fifty Thousand Euros (€1,650,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The Purchase Price shall be paid as follows: (i) a deposit in the amount of Three Hundred Thirty Thousand Euros (€330,000) (the "***First Installment***") shall be paid within five (5) business days of the Effective Date, and (ii) the remaining One Million Three Hundred Twenty Thousand Euros (€1,320,000) (the "***Final Installment***") shall be paid no later than ninety (90) days from the Effective Date.

2.2 The obligation to pay the Purchase Price is expressly conditioned on Seller's ability to conduct a Final Inspection, as described in Section 9.2, of the Work immediately prior to the Closing Date and deliver to Agent a condition report to confirm that the condition matches the Condition Report, attached hereto as Exhibit A., Agent shall be entitled to terminate this Purchase Agreement with immediate effect in accordance with Sec. 10. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Max Howard on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller.

2.3 Unless otherwise mutually agreed by the parties in writing, if the First Installment or the Final Installment is not paid within fourteen (14) business days as of the respective due date, the Seller shall be entitled to terminate this Purchase Agreement with immediate effect. If the Seller terminates this Purchase Agreement because the Final Installment is not paid within fourteen (14) business days when due, or as a result of a material breach by Agent or Buyer of any representation or warranty under this Purchase Agreement in a manner that cannot be reasonably cured in thirty (30) calendar days, and provided there is no breach of the Seller of any of the representations or warranties as they relate to authenticity or title of the Work as set forth under this Purchase Agreement, the First Installment shall be non-refundable and Seller shall be entitled to keep the First Installment and neither the Agent nor the Buyer shall have any rights and claims against the Seller in this respect.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase

Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement and, on behalf of itself and Owner, to execute and deliver the bill of sale (the "*Bill of Sale*") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "*Claims*"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer (as described in Section 9.1), upon the Final Inspection (as described in Section 9.2), and until risk of loss transfers to the buyer (as defined in Section 5 below), as stated in the condition report attached hereto as Exhibit A (the "*Condition Report*"). Upon the Final Inspection, a new condition report for the Work shall be prepared at the sole cost and expense of Seller, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of the Final Inspection or as of the Closing Date, Buyer shall have the right to terminate the Purchase Agreement in its sole reasonable discretion.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement. With regard to the Work itself, the limit of liability shall be the full Purchase Price; however, this limit shall not include reasonable legal fees and costs relating to the breach or alleged breach of any representation or warranty relating hereto. Notwithstanding the foregoing, neither party shall be liable to the other party for any incidental or special damages, loss of profits or revenues, of any kind, regardless of whether a party was advised, knew, or should have known of the possibility that such damages might arise.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's

representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

3.4 Agent hereby represents and warrants to Seller on the Effective Date and on the Closing Date that:

3.41 Agent, without any further action, consent or authority of any other party, and without violation of any party's rights or claims has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement and to acquire good and marketable title to the Work on behalf of the Buyer on the closing Date and to complete the other transactions contemplated by this Purchase Agreement.

3.42 The further use of the Work and the Purchase Price funds do not violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other Country.

4. STORAGE AND CARE OF THE WORK.

4.1. The Work is stored at Seller's premises located at [***] (the "Storage *Location*"). Seller shall not otherwise relocate the Work, unless agreed upon with Agent in writing under separate cover.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is shipped from the Storage Location to the Delivery Location, as described in Section 7.1. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Shipment of the Work from the Storage Location to the Delivery Location at the point of departure from the Storage Location; and (ii) payment by Buyer of the amount due on the Closing Date. From and after the date of payment of the First Installment, Agent and Buyer shall be named as an additional insured and "loss payee" on such policy in the amount of the First Installment, and concurrently, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Agent and Buyer as an additional insured and loss payee until the Work is shipped from the Storage Location.

6. TITLE. On the Closing Date and, for the avoidance of doubt - subject to the condition precedent that the Purchase Price is paid in full as further set forth in Section 2, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. Until payment of the Purchase Price and the corresponding transfer of title in accordance with this Purchase Agreement, Owner shall retain title to the Work. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller. Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, to the knowledge of the Seller after due inquiry, directly or indirectly, intends to offer fractional investment in the artwork through the sale of securities. For the avoidance of doubt, the Parties agree that Seller's current association with, and sales of work to, an art investment fund based in [***], shall not be considered a breach of the foregoing clause.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by professional fine art shippers approved by Agent in writing under separate cover to Agent's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "*Delivery Location*").

7.2. Seller shall pay for all costs and be responsible for arranging the packing and shipping of the Work from the Storage Location to the Delivery Location.

8. <u>THIRD-PARTY COMMISSIONS</u>. Neither Agent nor Buyer shall be responsible for, and neither shall pay, any commissions or fees due to any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller and Owner shall not be responsible for, and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. Agent shall be responsible to pay any fees or costs to any agent or advisor engaged by Agent in connection with the transactions contemplated hereby and Seller and Owner shall be indemnified and held harmless from any claim by and such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent and that no such agent or advisor to Agent is an employee or affiliate of Seller or Owner.

9. <u>INSPECTION.</u>

9.1 Agent, on behalf of Buyer, retained a conservator to inspect the Work at the Storage Location on July 28, 2022 and a Condition Report was prepared, attached hereto as Exhibit A.

9.2 Seller will arrange and pay for an inspection of the Work immediately prior to the Closing Date and deliver a condition report to Agent to confirm the condition of the Work matches the condition reflected in the Condition Report (the "***Final Inspection***"). If the Agent has not made any respective written objections to the Seller within two (2) business days from the receipt of the condition report to the final inspection, the condition of the Work shall be deemed to match the condition reflected in the Condition Report as of such date.

9.3 Upon arrival of the Work at the Delivery Location, Seller will arrange and pay for the Work to be cleaned by a conservator appointed by Agent at the sole cost and expense of Seller. For the avoidance of doubt, the parties agree that risk of loss shall be with Buyer at this time.

10. <u>TERMINATION WITH CAUSE.</u> In the event of: (i) a breach of any material covenant in this Purchase Agreement or the falsity or material inaccuracy of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), in each case, relating to title to the Work or the authenticity of the Work; or (ii) the the Work not matching the condition described in the attached Condition Report, on the Closing Date then (x) Agent, on behalf of Buyer, shall have the right to terminate this Purchase Agreement. In such case, and subject to the provisions of Section 2.3 above, Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. <u>MISCELLANEOUS</u>. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court,

New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

[***]

Masterworks Gallery, LLC as agent for
Masterworks Cayman SPC, acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street, 29th Floor, New York, NY, 10281
U.S.A.

RECHNUNG / INVOICE

[***]

Düsseldorf, 19.08.2022

Dear Ladies and Gentlemen,

thank you for purchaseing the following work of art:

Günther Uecker, Feld, 1983/84, Nails and Paint on Canvas on wood, 120 x 120 x 20 cm (47.2 x 47.2 x 7.87 in), accompanied by a Certificate of Authenticity signed by the Artist

Price netto	1.650.000,00 Euro

Der Rechnungsbetrag enthält keine MwSt, da das Werk ins nichteuropäische Ausland ausgeführt wird.
The work will be delivered to Delaware, no taxes withheld.

Please use the following account information for the bank transfer:

Account Number: [***]

Account Name: [***]

BIC / SWIFT CODE: [***]

Bank Name: Postbank

Bank Address: Bundeskanzlerplatz 6, 53113 Bonn, Germany

Best regards,

[***]

[***]

EXHIBIT C

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")

Artist:	Günther Uecker	(the "Work")
Title:	Feld	
Medium:	nails and paint on canvas	
Size:	47.2 x 47.2 x 7.87in. (120 x 120 x 20 cm.)	
Date:	1983-1984	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	EUR €1,650,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated August 18, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY:
ITS: